UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

The Pulse Network, Inc.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54741
(Commission File Number)

45-4798356
 (IRS Employer Identification No.)

437 Turnpike Street
Canton, Massachusetts 02021
(Address of principal executive offices)(Zip Code)

(781) 821-6600
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 5, 2014, we offered and sold in a private placement to JMJ Financial (the “Lender”), a $335,000 convertible promissory note.

The face amount of the note reflects an aggregate principal amount of $335,000 for total consideration of $300,000 (or a 10% original issue discount). However, we have currently only borrowed $60,000 from the Lender under this convertible promissory note, all of which the Lender paid us in cash. The Lender has no obligation to lend us the remaining $275,000 of available principal amount under the note and may never do so. We have no obligation to pay the Lender any amounts on the unfunded portion of the note. We may prepay any portion of the note without the Lender’s consent, provided we deliver such prepayment to the Lender prior to May 7, 2014.

The convertible promissory note matures February 6, 2016 and, in addition to the 10% original issue discount, provides for payment of a one time interest charge of 12% on funded amounts if the Company does not prepay the note prior to May 7, 2014. The convertible promissory note is convertible at any time, in whole or in part, at the Lender’s option into shares of our common stock at the lesser of $0.09 or 60% of the average of the lowest two closing prices in the 25-day pricing period preceding a conversion. Upon the occurrence of an event of default, the convertible promissory note is convertible at any time, in whole or in part, at the Lender’s option into shares of our common stock at the lesser of $0.09 or 60% of the lowest closing price in the 25-day pricing period preceding a conversion. However, at no time will the Lender be entitled to convert any portion of the note to the extent that after such conversion, the Lender (together with its affiliates) would beneficially own more than 4.99% of our outstanding shares common stock as of such date. We agreed to reserve at least 17,000,000 shares of our common stock for conversion of the note. The note also provides for penalties and rescission rights if we do not deliver shares of our common stock upon conversion with the require timeframes.

The convertible promissory note includes customary event of default provisions, and provides for a default rate of the lesser of 18% or the maximum permitted by law. Upon the occurrence of an event of default, the Lender may require us to pay in cash the “Mandatory Default Amount,” which is defined in the note to mean the greater of (i) the outstanding principal amount of the note plus all interest, liquidated damages and other amounts owing under the note, divided by the conversion price on the date payment of such amount is demanded or paid in full, whichever is lower, multiplied by the volume-weighted-average price, or VWAP, on the date payment of such amount is demanded or paid in full, whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of the note plus 100% of all interest, liquidated damages and other amounts owing under the note.

The convertible promissory note also grants to the Lender registration rights to the shares underlying the convertible promissory note, by requiring us to include on the next registration statement we file with the Securities and Exchange Commission (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of the convertible promissory note. Failure to so register such shares will result in liquidated damages of 25% of the outstanding principal balance convertible promissory note, but not less than $25,000, being immediately due and payable to the Lender at its election in the form of cash payment or addition to the balance of the convertible promissory note.

We are obligated to pay Avalon Partners finder’s fees equal to 7% of the amount loaned to us by the Lender.

The foregoing summary of the terms of the securities purchase agreement and convertible promissory note are qualified in their entirety by the full text of the agreement and the note, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

We made the offer and sale of the securities referenced in Item 1.01 of this Form 8-K pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, in a non-public offering to one offeree who had access to registration-type of information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	$335,000 Promissory Note.

10.2	Amendment to $335,000 Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Pulse Network, Inc. (Registrant)

Date: February 20, 2014	By:	/s/ Stephen Saber
	Name:	Stephen Saber
	Title:	Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	$335,000 Promissory Note.

10.2	Amendment to $335,000 Promissory Note.